UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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Tollgrade Communications, Inc.

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July 30, 2009
Dear Fellow Tollgrade Shareholder:
RE-ELECT TOLLGRADE’S HIGHLY QUALIFIED
AND VERY EXPERIENCED DIRECTORS
VOTE THE WHITE PROXY CARD TODAY
     As you decide how to vote at the upcoming 2009 Annual Meeting of the Shareholders of Tollgrade Communications, Inc. to be held on August 5, 2009, ask yourself the following question:
IS IT IN THE BEST INTEREST OF TOLLGRADE
FOR THE RAMIUS GROUP TO CAUSE THE ENTIRE MEMBERSHIP OF
YOUR BOARD’S AUDIT COMMITTEE TO BE REPLACED AT ONE TIME?
     As you are now aware, the Ramius Group is seeking your support to elect its hand-picked slate of three proposed nominees, Scott C. Chandler, Edward B. Meyercord, III and Jeffrey M. Solomon, to your Board. Among the incumbent directors who the Ramius Group has targeted with its proxy contest are all members of the Tollgrade Board’s Audit Committee who are standing for re-election. The only member of the Audit Committee not standing for re-election is Daniel P. Barry, our former Chairman of the Board, who is retiring from the Board. The election of Ramius’ nominees to your Board would result in the replacement at one time of all members of your Board’s Audit Committee. Tollgrade believes that shareholders should carefully consider the possible effects of such an outcome on the effective functioning of your Board’s Audit Committee and on Tollgrade’s overall corporate governance. The Tollgrade Board does not believe that it is in the best interest of the Company and is counter to best practices in corporate governance for the entire membership of your Board’s Audit Committee to be completely replaced at one time and believes that shareholders should be troubled by such a prospect.
     While the Ramius Group has provided you with numerous “talking points” and rhetoric from its tired and worn activist shareholder playbook about why it believes that “change” is needed on the Tollgrade Board, even after your Board added to its membership two distinguished telecom industry veterans, Charles E. Hoffman and Edward H. Kennedy, and restructured the Board’s leadership, you have not heard from the Ramius Group, at any time during this proxy contest, any complaints or concerns articulated questioning the extremely effective functioning of your Board’s Audit Committee or the strong and extremely competent leadership that has been provided to the Audit Committee by its Chairman, Brian C. Mullins.
     For reasons that are unclear to us, notwithstanding the extremely effective functioning of your Board’s Audit Committee and the strong and extremely competent leadership of the Audit Committee that has been provided by Mr. Mullins, the Ramius Group is seeking to cause Mr. Mullins and the other members of your Board’s Audit Committee to be replaced with entirely new members who lack in-depth historical knowledge of, or intimate familiarity with, Tollgrade’s accounting systems and processes for ensuring compliance with the Sarbanes-Oxley Act of 2002, including the Section 404 requirements relating to the assessment of internal controls.
     Given that the only nominee proposed by the Ramius Group with a public accounting background, though relatively limited, is Scott C. Chandler, we believe that the Ramius Group may seek for Mr. Chandler, if elected to the Tollgrade Board, to take Mr. Mullins’ place on your Board’s Audit Committee and as the Audit Committee’s financial expert. For reasons that Tollgrade has already noted at length in previous communications, we do not believe that Mr. Chandler should be elected to the Tollgrade Board. We remind shareholders that all three of the nation’s leading proxy advisory firms, RiskMetrics Group, Inc., Glass Lewis & Co., and PROXY Governance, Inc., have all recommended that Tollgrade shareholders NOT vote for the election of Mr. Chandler.
     We believe that if shareholders compared the experience and record of Mr. Mullins to that of Mr. Chandler, focusing on their accounting, auditing and finance backgrounds and their tenures serving in accounting, auditing and finance leadership positions, it would be abundantly clear that Mr. Mullins has substantially more experience in the areas of accounting, auditing and finance than Mr. Chandler.
     Mr. Mullins, who is currently retired, has served in accounting and auditing positions for most of his career. He formerly served as the Senior Vice President, Chief Financial Officer and Treasurer at SCA Packaging North America which was the successor to Tuscarora Incorporated, a publicly-held, Nasdaq-listed manufacturer of protective packaging and material-handling products. Mr. Mullins served as Treasurer of Tuscarora and as both its principal accounting officer and principal financial officer for more than 20 years. Prior to that, Mr. Mullins worked for 10 years as a Certified Public Accountant and as Senior Manager with a predecessor of the leading public accounting firm of Ernst & Young LLP.
     In contrast to the extensive accounting, auditing and finance experience of Mr. Mullins, and Mr. Mullins’ lengthy tenure as a Chief Financial Officer of a publicly-traded, Nasdaq-listed company, Mr. Chandler joined the now-defunct Rhythms NetConnections, Inc. on April 29, 1998 as Chief Financial Officer and, less than two years after being named Chief Financial Officer, on April 7, 2000, Rhythms announced that Mr. Chandler was being replaced as Chief Financial Officer. On March 29, 2000, while still Chief Financial Officer, Mr. Chandler signed the Annual Report on Form 10-K of Rhythms for the year ended December 31, 1999. The Form 10-K contained the following statement with regard to the cash reserves of Rhythms: “We believe that our current capital resources, will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately December 2001.” As it would turn out, Rhythms did not survive past August 2001 when it would file for bankruptcy and would eventually liquidate. Following the collapse of Rhythms, shareholders received NOTHING for their shares and the former management of Rhythms would have to defend themselves against a securities class action suit that was not settled until April 2009 when the U.S. District Court for the District of Colorado approved a $17.5 million settlement in favor of the plaintiffs.
     In addition to Mr. Mullins’ extensive accounting, auditing and finance background and his lengthy tenure as a Chief Financial Officer of a publicly-traded, Nasdaq-listed company, Mr. Mullins has been a member of the Tollgrade Board almost since the time that Tollgrade was first required to comply with the Sarbanes-Oxley Act of 2002 and, as the director designated as Tollgrade’s financial expert pursuant to the Sarbanes-Oxley Act, he has been critical to the

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development and implementation of the detailed processes and procedures necessary for Tollgrade to ensure compliance with the Sarbanes-Oxley Act, including the requirements set forth in Section 404 thereof relating to the assessment of internal controls. Given Mr. Mullins’ in-depth historical knowledge of, and intimate familiarity with, Tollgrade’s accounting systems and its processes and procedures for complying with Sarbanes-Oxley and Section 404 thereof, Tollgrade believes that Mr. Mullins’ continued service on the Tollgrade Board is critical to maintaining continuity on, and the effective functioning of, the Audit Committee.
     In light of the above, Tollgrade believes that shareholders should carefully consider the consequences for the effective functioning of your Board’s Audit Committee and Tollgrade’s overall corporate governance if the entire membership of your Board’s Audit Committee was abruptly reconstituted with completely new members who lack in-depth historical knowledge of, or intimate familiarity with, Tollgrade’s accounting systems and processes or Tollgrade’s internal control framework.
     Please help us preserve continuity on, and ensure the effective functioning of, your Board’s Audit Committee by voting today to elect your company’s highly qualified and very experienced nominees on the WHITE proxy card TODAY.
YOUR VOTE IS IMPORTANT!
RE-ELECT YOUR DIRECTORS BY
VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.
     Thank you for your continued support of Tollgrade.
Sincerely,
Joseph A. Ferrara
Chairman of the Board of Directors, President and
Chief Executive Officer

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

1200 Wall Street West
Lyndhurst, NJ 07071
Shareholders Call Toll-Free: (866) 340-6685
Banks and Brokerage Firms Call Collect: (201) 806-7300

Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy statement was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
Forward-Looking Statements
This information and other statements by Tollgrade Communications, Inc. in this letter contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should,” “project,” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information about potential factors that could affect Tollgrade’s business and financial results is included in Tollgrade’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Tollgrade is under no obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statement whether as a result of new information, future events or otherwise. If Tollgrade does update any forward-looking statement, no inference should be drawn that Tollgrade will make additional updates with respect to that statement or any other forward-looking statements.

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